SOURCE CAPITAL, INC.

RESULTS OF ANNUAL MEETING

Following is a list of matters voted upon and the results of those votes cast at the annual meeting of shareholders held May 3, 2010:

1. With respect to the election of four directors by the holders of Common
Stock, $1.00 par value, and election of two directors by the holders of $2.40
Cumulative Preferred Stock, $3.00 par value:

Common
Eric S. Ende                    Votes For: 6,499,058  Votes Withheld: 134,794
Thomas P. Merrick         Votes For: 6,500,304  Votes Withheld: 134,794
Patrick B. Purcell            Votes For: 6,500,885  Votes Withheld: 134,794
David Rees                      Votes For: 6,529,165  Votes Withheld: 134,794

Preferred
Willard H. Altman, Jr.     Votes For: 1,581,410  Votes Withheld: 45,509
Paul G. Schloemer           Votes For: 1,580,870  Votes Withheld: 45,509

With respect to the continuation of the current Investment Advisory
Agreement by the  holders of Common Stock, $1.00 par value and the holders of $2.40 Cumulative Preferred Stock, $3.00 par value (voting together as a single class):  8,044,785 shares voted for the proposal; 131,947 shares voted against; and 92,064 shares abstained.